FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-166711-03

From: CITI CMBS SYNDICATE (CITIGROUP GLOBAL MAR) [mailto:ccitigroup6@bloomberg.net]
Sent: Wednesday, April 10, 2013 12:27 PM
Subject: CGCMT 2013-GCJ11 -- New Issue Announcement Public

CGCMT 2013-GCJ11 -- New Issue Announcement Public

$1,066.475mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc., Goldman, Sachs & Co. and Jefferies LLC
Co-Manager: RBS Securities Inc.

Cl	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	U/W NOI
						Debt Yld
A-1	Aaa(sf)/AAA(sf)/AAA(sf)	75.176	2.45	30.000%	46.2%	16.0%
A-2	Aaa(sf)/AAA(sf)/AAA(sf)	290.426	4.85	30.000%	46.2%	16.0%
A-3	Aaa(sf)/AAA(sf)/AAA(sf)	150.000	9.67	30.000%	46.2%	16.0%
A-4	Aaa(sf)/AAA(sf)/AAA(sf)	236.220	9.84	30.000%	46.2%	16.0%
A-AB	Aaa(sf)/AAA(sf)/AAA(sf)	92.911	7.31	30.000%	46.2%	16.0%
A-S	Aaa(sf)/AAA(sf)/AAA(sf)	104.083	9.88	21.375%	51.9%	14.2%
B	Aa3(sf)/AA-(sf)/AA-(sf)	75.423	9.94	15.125%	56.0%	13.2%
C	A3(sf)/A-(sf)/ A-(sf)	42.236	9.94	11.625%	58.3%	12.7%
X-A	Aaa(sf)/AAA(sf)/AAA(sf)	948.816	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$1,206.762 mm
Number of Mortgage Loans:	72
Number of Mortgaged Properties:	137
Average Cut-off Date Mortgage Loan Balance:	$16.761 mm
Weighted Average Mortgage Interest Rate:	4.4896%
Weighted Average Remaining Term to Maturity (months):	104
Weighted Average Remaining Amortization Term (months):	348
Weighted Average Cut-off Date LTV Ratio:	66.0%
Weighted Average Maturity Date LTV Ratio:	54.3%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.73x
Weighted Average Debt Yield on Underwritten NOI:	11.2%
% of Mortgage Loans with Additional Debt:	8.3%
% of Mortgaged Properties with Single Tenants:	7.4%

Property Type:
23.2% Office (16.0% CBD, 4.2% Medical, 3.0% General Suburban)
21.8% Retail (13.5% Anchored, 5.5% Regional Mall, 2.2% Unanchored, 0.7% Single Tenant)
21.4% Hospitality (9.2% Full Service, 6.9% Limited Service, 5.3% Extended Stay)
13.8% Mixed Use (5.8% Hotel/Retail, 5.4% Retail/Office, 1.6% Office/Retail/Garage, 1.0% Mulifamily/Retail)
5.3% Multifamily (4.9% Garden, 0.2% Student Housing, 0.2% Mid Rise)

Top 5 States:	19.6% NY, 12.5% CA, 8.2% TX, 6.4% NV, 5.5% AZ

Anticipated Timing
Global Investor Call:	Wed, Apr 10th
Investor Roadshow:	Thu & Fri, Apr 11th & 12th
Anticipated Pricing:	Week of Apr 15th
Anticipated Closing:	Tue, Apr 30th

Investor Call Details
Date:	Wed, Apr 10th
Time:	3:00 PM EDT
US Toll Free:	719-457-6856
Passcode:	3563508

Investor Roadshow Details

Thu, Apr 11th Hartford/ Boston

Fri, Apr 12th Minneapolis/Chicago

Apr 11th Hartford Breakfast: Hartford Mariott Downtown, 200 Columbus Blvd, Capital 1 Room, 8:30AM ET Apr 11th
Boston Lunch: The Langham, 250 Franklin St, Cleveland Room, 12:30PM ET

Apr 12th Minneapolis Breakfast:  Grand Hotel, 615 Second Avenue South, Grand Ball Room, 9:30AM CT Apr 12th
Chicago Coffee: Metropolitan Club, 233 S. Wacker Dr, Ontario Room, 3:30PM CT

Termsheet

<ATTACHED>

Annex A

<ATTACHED>

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-166711) for the offering to which this communication relates.

Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., Jefferies LLC or any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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